Exhibit 99.4

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO ANNOUNCES $350 MILLION

OFFERING OF SENIOR SUBORDINATED NOTES

HOUSTON,TX – September 20, 2005 – Pogo Producing Company (NYSE: PPP) today announced it intends to offer, subject to market and other conditions, $350 million of Senior Subordinated Notes due 2017 in a private offering. Pogo intends to use net proceeds from the sale of the notes to fund a portion of the purchase price of Northrock Resources Ltd. (“Northrock”).  In the event that Pogo does not complete the acquisition of Northrock, the net proceeds of the offering will be used for general corporate purposes.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns interest in 89 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 705,000 gross leasehold acres in major oil and gas provinces in the United States and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP.”

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to, among other things, the offering of the notes and the use of proceeds therefrom. Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the SEC.  Pogo disclaims any responsibility to update these forward-looking statements.